June 4, 2019

John Murphy
Chief Financial Officer
Adobe Inc.
345 Park Avenue
San Jose, California 95110-2704

       Re: Adobe Inc.
           Form 10-K for the Fiscal Year Ended November 30, 2018
           Filed January 25, 2019
           Form 10-Q for the Quarterly Period Ended March 1, 2019
           Filed March 27, 2019
           File No. 000-15175

Dear Mr. Murphy:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services